AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 1996
                                                    Registration No. 333-_______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                                DOVE AUDIO, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         CALIFORNIA                                      3652                                     95-4015834
(State or other jurisdiction of   (Primary Standard Industrial Classification Code Number)        (I.R.S. Employer
incorporation or organization)                                                                    Identification No.)

                             8955 Beverly Boulevard
                        West Hollywood, California 90048
                                 (310) 786-1600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------

                                  MICHAEL VINER
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                DOVE AUDIO, INC.
                             8955 BEVERLY BOULEVARD
                        WEST HOLLYWOOD, CALIFORNIA 90048
                                 (310) 786-1600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------
                                WITH A COPY TO:
                              Barry L. Dastin, Esq.
                   Kaye, Scholer, Fierman, Hays & Handler, LLP
                      1999 Avenue of the Stars, Suite 1600
                              Los Angeles, CA 90067
                                 (310) 788-1000

                              --------------------
                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
 FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE AS
                        DETERMINED BY MARKET CONDITIONS.

                              --------------------

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                              --------------------
                         CALCULATION OF REGISTRATION FEE

==========================================================================================================================
                                                                   Proposed             Proposed
                                                                    Maximum              Maximum
                                               Amount              Aggregate            Aggregate           Amount of
Title of Shares to be Registered                to be              Price Per            Offering          Registration
                                             Registered            Share (1)              Price               Fee
- --------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per        2,335,000 shares (2)        $11.0625           $25,830,937         $8,907
share
==========================================================================================================================

(1) Estimated solely for the purpose of determining the registration fee and calculated pursuant to Rule 457(c) under the Securities Act of 1933.

(2) Consists of 950,000 shares of Common Stock, plus 1,385,000 shares of Common Stock issuable upon exercise of outstanding warrants, plus such additional number of shares, if any, as may be issuable pursuant to the anti-dilution provisions thereof.

                              --------------------

                                DOVE AUDIO, INC.

              CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                  OF INFORMATION REQUIRED BY ITEMS OF FORM S-3

 FORM S-3 REGISTRATION STATEMENT ITEM AND HEADING                                        HEADING IN PROSPECTUS
=================================================================================================================================
1. Forepart of Registration Statement and Outside Front Cover of      Facing Page; Cross Reference Sheet; Outside Front Cover Page;
   Prospectus......................................................   Available Information

2. Inside Front and Outside Back Cover Pages of Prospectus.........   Inside Front and Outside Back Cover Pages

3. Summary Information, Risk Factors and Ratio of Earnings
   to Fixed Charges ...............................................   The Company; Risk Factors

4. Use of Proceeds ................................................   Use of Proceeds

5. Determination of Offering Price ................................   *

6. Dilution .......................................................   *

7. Selling Security Holders .......................................   Selling Shareholders

8. Plan of Distribution ...........................................   Outside Front Cover Page;  Plan of Distribution

9. Description of Securities.......................................   Description of Securities

10.Interest of Named Experts and Counsel...........................   Experts

11.Material Changes................................................   *

12.Incorporation of Certain Information by Reference...............   Incorporation of Certain Documents by Reference

13.Disclosure of Commission Position on Indemnification for
   Securities Act Liabilities......................................   Undertakings
=================================================================================================================================

* Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 14, 1996

                                2,335,000 SHARES

                                DOVE AUDIO, INC.

                                  COMMON STOCK

      This Prospectus relates to an aggregate of 2,335,000 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of Dove Audio, Inc., a California corporation (the "Company"), of which (i) 950,000 Shares are currently issued and outstanding and (ii) 1,385,000 Shares are issuable by the Company upon the exercise of certain warrants (the "Warrants") issued by the Company to purchase shares of Common Stock, all of which may be offered for sale by the holders (collectively, the "Selling Shareholders"). See "Description of Securities".

      The Company will receive proceeds from the applicable Selling Shareholders in the event the Warrants are exercised, except in certain cases in which such warrants are exercised pursuant to the "net" or cashless exercise provisions thereof. There is no assurance that any of the Warrants will be exercised. The Company will not receive any proceeds from the sale of Shares offered by the Selling Shareholders.

       The Common Stock is listed on the Nasdaq SmallCap Market under the trading symbol "DOVE." On June 13, 1996, the closing bid price of the Common Stock as reported on the Nasdaq SmallCap Market was $11.25 per share.



     FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED
         IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK
                      FACTORS" COMMENCING ON PAGE 7 HEREOF.

                              --------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

    The Selling Shareholders, acting as principal for their own account, directly or through agents, dealers, brokers or underwriters to be designated from time to time, may sell the Shares from time to time on terms to be determined at the time of sale. To the extent required, the number of Shares to be sold, the respective purchase price and public offering price, the name of any agent, dealer, broker or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each Selling Shareholder reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares.

                  The date of this Prospectus is ____ __, 1996

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the Nasdaq SmallCap Market. Such material can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         Additional information regarding the Company and the Shares offered hereby is contained in the Registration Statement on Form S-3 (of which this Prospectus is a part) and the exhibits thereto filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information pertaining to the Company and the Shares offered hereby, reference is hereby made to the Registration Statement (including documents incorporated by reference therein) and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance such statements are qualified in their entirety by reference to the copy of such contract or other document filed as an exhibit to the Registration Statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company incorporates by reference the following documents heretofore filed with the Commission pursuant to the Exchange Act:

1. Annual Report of the Company on Form 10-KSB for the fiscal year ended December 31, 1995;

2. Amendment to Annual Report of the Company on Form 10-KSB/A for the fiscal year ended December 31, 1995;

3. Quarterly Report of the Company on Form 10-QSB for the fiscal quarter ended March 31, 1996;

4.       Current Report of the Company on Form 8-K/A filed March 8, 1996; and

5. The description of Common Stock contained in the Company's Registration Statement on Form 8-A, filed on October 14, 1994.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any accompanying Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Copies of all documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein) will be provided without charge to each person, including any beneficial owner, who receives a copy of this Prospectus on the request of such person made to Dove Audio, Inc., 8955 Beverly Boulevard, West Hollywood, California 90048, tel: (310) 786-1600, Attention: Simon Baker.

        The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (including the notes thereto) incorporated herein. Unless the context otherwise requires, all references in this Prospectus to the "Company" or "Dove" refer to Dove Audio, Inc. and its subsidiaries. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors."

                                   THE COMPANY

         Dove Audio, Inc. is a diversified entertainment company primarily engaged in the publication of audio and printed books, the production of television programming and the distribution of feature films. The Company was founded in 1985 as one of the first publishers of audio books and has grown to become one of the leading independent publishers of audio books in the United States. In the last two years, the Company has implemented a strategy of diversification and expansion into other areas of the media and entertainment industry in part to develop and exploit fully existing and newly acquired titles. This diversification strategy has included the publication of printed books beginning in 1994 under the Dove imprint and the distribution of feature films commencing in 1995. As part of its expansion strategy, the Company entered into a publication and distribution agreement for select audio projects with Reader's Digest Association, Inc. and a multi-year domestic home video agreement with Paramount Pictures Corporation. Additionally, in April 1996, the Company acquired Four Point Entertainment, Inc. ("Four Point" or "Dove Four Point"), an independent producer of television programming and post-production house. To reflect the Company's diversified business, the Company intends to change its name to Dove Entertainment, Inc., subject to approval by shareholders, at its next annual meeting.

         Through its audio division, the Company has produced and distributed an average of approximately 100 to 120 new audio titles annually since its inception and has built a library of over 1,200 audio titles. The Company's audio books generally consist of audio recordings of abridged and unabridged works from well-known authors such as Sidney Sheldon, Amy Tan and Jack Higgins and read by the author or celebrity actors such as Roger Moore, Sharon Stone and Gregory Peck. The Company's most successful audio books to date have been "The Bridges of Madison County" read by its author Robert James Waller and "A Brief History of Time" read by Michael Jackson. Audio titles scheduled for release in 1996 include "Bad As I Wanna Be," by Dennis Rodman, "My Other Life," by Paul Theroux, "Rush Limbaugh's A Big Fat Idiot," by Al Franken, "Chance" by Robert Parker and "The Year of the Tiger" by Jack Higgins.

         In order to expand the scope of its publishing operations, the Company commenced the publication of printed books in 1994. The Company has released various printed book titles that are specifically targeted to certain audiences. Such books include the New York Times No. 1 Bestseller "Nicole Brown Simpson:
The Private Diary of a Life Interrupted" and two other New York Times Bestsellers, "You'll Never Make Love In This Town Again" and "Dreams Into Action" by Milton Katselas. The Company is currently developing up to 70 books for potential publication in 1996/1997, including a biography of Yitzak Rabin with a forward by President Clinton, an anthology entitled "The 50 Greatest Mysteries of All Time," the novel "White Flame" by James Grady and "Iced" by Carol Higgins Clark. There is no assurance that the Company will publish any or all of such books in development or that any of such books that are developed will be successful. The Company also has released a series of children's books and audio tapes under the "Dove Kids" label, including the 1994 Grammy Award-winning audio, "Audrey Hepburn's Enchanted Tales."

         Since 1986, based on its relationships with well-known authors and actors, the Company has been active as an independent developer and producer of long-form television programming, consisting of movies-for-television and mini-series for the major domestic television networks. In 1996, the Company produced the movie-for-television "Home Song," based on the LaVyrle Spencer novel and starring Lee Horsley and Deborah Raffin, which aired on CBS. The Company is currently in pre-production of "Family Blessings" for CBS, based on a LaVyrle Spencer novel. In addition, the Company has acquired all distribution rights in the United States and Canada (excluding French speaking Canada) and acquired the sole and exclusive audio, print and interactive rights worldwide to "Wilde," the Oscar Wilde story being produced by Samuelson Entertainment Ltd. The Company has also commenced production of projects for initial release in video format, including children's and business videos and a video documentary based on the Company's book "You'll Never Make Love In
This Town Again." There is no assurance the Company will complete any such production projects or that any such completed projects will be successful for the Company.

         In April 1996, the Company significantly expanded its presence in television programming through the acquisition of Four Point. Dove Four Point develops and produces both episodic series and long-form television programming, including pilots, series, telefilms, mini-series, talk shows, game shows and infomercials for the major network, cable and syndicated markets. In addition, Dove Four Point owns and operates post-production and edit facilities for its own and third-party programming. Since its inception ten years ago, Four Point has produced over 26 television shows (accounting for 1,415 episodes of national television programmming), including "American Gladiators" and "Amazing
America." In September 1996, Dove Four Point is scheduled to launch two new syndicated shows, "Scoop with Sam and Dorothy" (distributed by ACI-Pearson) and "The John Bradshaw Show" (distributed by Metro-Goldwyn-Mayer, Inc.). Dove Four Point is also developing another potential syndicated series, "Make Me Laugh" (and is in discussion for potential distribution of such series by Buena Vista in association with The Walt Disney Company).

         During the second quarter of 1995, the Company formed a wholly-owned subsidiary, Dove Pictures (f/k/a Dove International, Inc.) ("Dove Pictures") to engage in domestic distribution of feature films. The feature films acquired by the Company are distributed on home video by Paramount Pictures Corporation in the United States and/or Canada. During the second quarter of 1996, the Company released the feature film "A Boy Called Hate" and plans to release up to an additional five feature films on its video label (in some cases, after a limited theatrical release) by the end of the year.

         The Company was incorporated in California in 1985. Its principal executive offices are located at 8955 Beverly Boulevard, West Hollywood, California 90048. Its telephone number is (310) 786-1600.

                                  RISK FACTORS

         Prospective investors should consider carefully the following factors, as well as all of the other information set forth in this Prospectus, in evaluating an investment in the Shares.

LIMITED PROFITABILITY; UNCERTAINTY AS TO FUTURE OPERATING RESULTS.

         Although the Company has achieved limited profitability for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1996, the Company's expenses have increased each fiscal year and can be expected to increase in connection with the expansion of the Company's publishing, television and film distribution activities. Accordingly, the Company's future profitability will depend upon obtaining at least corresponding increases in revenues from operations. There can be no assurance that the Company will achieve revenue growth in the future or that the Company's future operations will be profitable.

CERTAIN RISKS RELATING TO THE FOUR POINT ACQUISITION.

         There is no assurance that the Four Point acquisition will be successful. Shortly after the consummation of such acquisition, following the initial preparation of Four Point's unaudited financial statements for the three months ending April 30, 1996, the Company determined that Four Point's shareholders' equity may be less than the amount specified in the purchase agreement. The Company's liquidity has also been adversely affected by the need to fund certain operating expenses of Dove Four Point. In addition, there is no assurance that any of Dove Four Point's programming in development will lead to a production commitment or that any series programming ordered by a network or syndicator will not be canceled due to ratings, clearances or otherwise.

GROWTH AND ACQUISITION RISKS.

         The Company intends to continue to actively pursue a strategy of growth both internally through expansion of its product line and externally by the acquisition of companies or assets. Such expansion may place substantial burdens on the Company's management resources and financial controls and there is no assurance that such increasing burdens will not have an adverse effect on the Company's results of operations and financial condition or that the Company will successfully manage such growth. In addition to the risks inherent in the commercialization of new products, the acquisitions, in particular, may involve a number of special risks, including adverse effects on the Company's operating results, diversion of management's attention, dependence on hiring and training of key personnel, risks associated with unanticipated problems or legal liabilities and amortization of acquired intangible assets. Furthermore, there can be no assurance that the Company will be able to identify, acquire or profitably manage additional companies or successfully integrate additional companies into the Company without substantial costs, delays or other problems.

CERTAIN RISKS RELATING TO THE ENTERTAINMENT INDUSTRY.

         The publishing, television and film industries are highly speculative and historically have involved a substantial degree of risk. The markets for the Company's products are also subject to rapidly changing consumer preferences, resulting in short product life cycles and frequent introduction of new products, many of which are unsuccessful. The inability to maintain a sufficient level of demand for any particular television project, audio or published book or film may result in the expenditure of significant funds to develop such product without corresponding revenues and could adversely affect the Company's future operations. The Company's success will be largely dependent on its ability to anticipate and respond to factors affecting the industry, including the introduction of new market entrants, demographic trends, general economic conditions, particularly as they affect available discretionary income levels, and discount pricing and promotion strategies by competitors. There can be no assurance that the Company will be able to anticipate and respond to changing consumer tastes and preferences and there is a substantial risk that any of the Company's projects will not be successful, resulting in costs not being recouped and anticipated profits not being realized.

DEPENDENCE ON A LIMITED NUMBER OF PROJECTS.

         The Company's business is dependent on its ability to acquire or develop rights to exploit new audio, book, television and film properties that will have broad market appeal. To date, the majority of the Company's revenues are attributable to a small percentage of the Company's projects and the loss of a major project in any period or the failure or less-than-expected performance of a major product in any period, unless replaced by new projects, could have an adverse effect on the Company's results of operation and financial condition.

POSSIBLE NEED FOR ADDITIONAL FINANCING; LIQUIDITY.

         The Company's operations in general, and its publishing, television and film operations in particular, are capital intensive. The Company anticipates, based on currently proposed plans and assumptions relating to its operations, that the net proceeds, if any, from the exercise of the Warrants, together with projected cash flow from operations and available cash resources, including its proposed financing arrangements, will be sufficient to satisfy its anticipated cash requirements for at least 12 months following the date of this Prospectus. In the event that the Company's plans change, its assumptions change or prove to be inaccurate or the cash flow proves to be insufficient to fund operations (due to unanticipated expenses, delays, problems, difficulties or otherwise), the Company would be required to seek additional financing sooner than anticipated or curtail its activities. The Company has experienced from time to time significant negative cash flows from operating activities which have been funded by equity and debt financings. As the Company expands its production and distribution activities, it expects to continue to experience negative cash flows from operating activities from time to time. In such circumstances, the Company will be required to fund at least a portion of production and distribution costs, pending receipt of anticipated future revenues, from working capital or from additional debt or equity financings from outside sources. To the extent that the Company finances an acquisition or increases its working capital by sales of equity securities, any such issuance of equity securities would result in dilution to the interests of the Company's shareholders. Additionally, to the extent that the Company incurs indebtedness or issues debt securities in connection with any acquisition or otherwise, the Company will be subject to risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. There can be no assurance that additional financing will be available to the Company on commercially reasonable terms, or at all.

RETURNS AND REMAINDER SALES IN THE PUBLISHING INDUSTRY -- POTENTIAL EFFECT ON RESULTS OF OPERATION AND FINANCIAL CONDITION.

         In accordance with industry practice, substantially all of the Company's sales of audio and printed book products are and will continue to be subject to potential return by distributors and retailers if not resold to the public. Historically, the Company has experienced significant returns and there can be no assurance that the Company will not experience returns of its audio and printed book products in excess of its historical returns, which in certain cases have been substantial. Although the Company makes allowances and reserves for returned products, significant increases in return rates could materially and adversely impact the Company's results of operations or financial condition. In addition, the Company from time to time makes price concessions or allowances or grants credits to distributors or retailers in order to minimize returns, and such concessions and allowances may adversely affect the Company's operating results. Certain of the Company's revenues are derived from sales at discount prices of excess inventory of books, including returned book products, effected through warehouse, outlet and other stores ("remainder sales"). Revenues from remainder sales typically have not exceeded the Company's per-unit costs. The availability of remainder product at discount prices also may have the effect of reducing sales of full-price books, and, therefore, could adversely affect the Company's results of operation and financial condition.

POTENTIAL FOR LIABILITY CLAIMS.

         The nature of the Company's publishing business entails the risk of liability claims, which may be heightened because of the controversial nature of certain of its publications. The Company maintains liability insurance which it believes is adequate to protect its assets. However, there can be no assurance that claims will not be asserted in the future, or that any damages assessed against the Company for existing and future claims will not exceed the limits of available insurance coverage or that adequate insurance, on terms the Company believes are commercially reasonable, will continue to be available. In addition, the potential negative publicity that could arise from a liability claim could have a material adverse effect on the Company, even if the Company were ultimately to prevail in the defense of the claim.

LIMITED EXPERIENCE IN BOOK PUBLISHING AND FILM DISTRIBUTION.

         Since it was founded in 1985, the Company has predominantly operated as a publisher of audio books and a producer of television programming. The Company has only recently begun its book publishing and film distribution businesses. The Company's risks in these areas will be subject to the risks inherent in a new venture in these industries. There can be no assurance that such businesses will be successful or that the Company will be able to successfully integrate these businesses into its operations.

DEPENDENCE ON CERTAIN OUTLETS FOR PUBLISHING PRODUCT.

         During the years ended 1994 and 1995, book revenues, net of returns, from book distribution to three retail outlets (Waldenbooks, B. Dalton and Ingram) accounted in the aggregate for approximately 51% and 36% of net sales, respectively. The level of the Company's sales of books through these and other outlets significantly depends on shelf space allocated to such products. There can be no assurance that the Company will be able to maintain current levels of shelf space or distribution in such chains or in other distribution outlets or that alternative distribution channels will be available in the future. Loss of any of these retail outlets as a distribution channel or loss of a significant amount of shelf space would have a material adverse effect on the Company's results of operation and financial condition.

COMPETITION.

         Competition is intense within the publishing, television and motion picture industries and between each of these industries and other entertainment media. Many major publishing houses have established operations and the Company anticipates increased competition in the future from major record companies. The cost of obtaining publishing rights from popular authors is escalating and, in many cases, obtaining such rights is beyond the Company's capital resources. The Company expects this trend to continue. As a result, it may become more difficult to acquire rights to "blockbuster" works by authors with past successes. Such ability may limit the opportunities available to the Company to publish in audio format the works of such authors. In addition, increased competition within the publishing industry could result in greater price competition in the sale of books. Reductions in prices of books, as a result of competition or otherwise, would adversely affect the Company's results of operations and financial condition.

         In addition, the Company is in competition with major television companies and film studios as well as with numerous smaller companies for the services of performing artists, other creative and technical personnel and creative material. Many of the entities against which the Company competes have substantially greater financial, personnel, technological, marketing, managerial and other resources than the Company and have well established reputations in the publishing, television and film industries. There can be no assurance that the Company will continue to successfully compete.

VARIABILITY OF QUARTERLY RESULTS.

         The Company's operating revenues, cash flow and net earnings historically have fluctuated significantly from quarter to quarter, depending in large part on the delivery or availability dates of its programs and product and the amount of related costs incurred and amortized in the period. Therefore, year-to-year comparisons of quarterly results may not be meaningful and quarterly results during the course of a fiscal year may not be indicative of results that may be expected for the entire fiscal year. Such fluctuations may adversely affect the market price of the Company's Common Stock.

NATURE OF ACCOUNTING PRINCIPLES APPLICABLE TO THE ENTERTAINMENT INDUSTRY.

         The Company recognizes revenues from the sale of audio and printed books, including the licensing of audio and printed book rights to third parties, net of estimated returns and allowances, upon shipment of the product or upon availability of the rights pursuant to the Company's licensing arrangements. To allow for returns, the Company establishes a reserve against revenues from audio and printed book sales, the magnitude of which is based on management's estimate of returns. The Company's future reported revenues will be negatively impacted if the Company's actual return experience exceeds its established reserves. There can be no assurance that the Company's actual return experience will not exceed its reserves, such as occurred in the fourth quarter of 1995 primarily related to returns of the printed book "The Private Diary of Lyle Menendez."


         Audio and printed book inventory is valued at the lower of cost or market using estimated average cost, determined using the first-in, first-out method. If the Company's reserves for excess inventory are not adequate at any time, the Company will be required, under generally accepted accounting principles, to write down audio and printed book inventory, which will increase cost of sales. Any such write-downs would have an adverse impact on the Company's operating results. Excess inventory may arise as a result of, among other things, customer returns. The extent of any write-downs will depend on, among other things, the amount of actual returns received and the level of production and sales activity. The Company establishes reserves against such write-downs based on past experience with similar products. There can be no assurance that the Company's reserve for excess inventory at any time will be adequate and that additional write-downs will not be necessary.

         Film costs, which include development, production and acquisition costs of television programming and feature films, are capitalized and amortized, and participations and royalties are accrued, in accordance with the individual film forecast method in the proportion that current quarter's revenue bears to the estimated total revenues from all sources. These costs are stated at the lower of unamortized costs or estimated realizable value on an individual film basis. Revenue forecasts for films are periodically reviewed by management, and the Company's results of operations may be adversely affected as a result of a write-down of carrying value of particular films in the event management's estimate of ultimate revenues is materially decreased. There can be no assurance that the Company will not incur write-downs in the future in respect of its film and television operations; any such write-downs would have an adverse impact on operating results.

KEY PERSONNEL.

         The Company has been and continues to be dependent on the services of Michael Viner and Deborah Raffin. Historically, the personal relationships brought to the Company by Mr. Viner and Ms. Raffin have been important to the Company. The Company maintains, and expects to continue to maintain as long as the Company's Board of Directors considers the maintenance of such a policy to be appropriate, a key-man life insurance policy on Mr. Viner's life with benefits of $500,000 payable to the Company (and an additional $500,000 payable to Ms. Raffin) in the event of Mr. Viner's death. In addition, the Company may be dependent on the continued services of Ronald M. Ziskin, who has entered into a three-year employment agreement as Chief Operating Officer of Dove Four Point in connection with the Four Point acquisition. As the Company grows, it will also need to hire additional qualified personnel. Competition for such personnel is intense, and the loss of key employees or inability to hire and retain additional qualified personnel would have a material adverse effect on the Company. In addition, the success of the Company's audio and printed books is in large part dependent upon the individuals with whom the Company contracts as readers and authors. The Company does not have long-term contractual arrangements with its readers and authors, and specific individuals may not be available with respect to particular projects.

CONTROL BY MANAGEMENT.

         As of June 7, 1996, Michael Viner and Deborah Raffin beneficially owned, in the aggregate, approximately 36% of the Common Stock (including 214,113 shares subject to outstanding options and shares issuable upon conversion of the Company's Series A Preferred Stock). Accordingly, such persons, acting together, will continue to be in a position to exercise significant control over the general affairs of the Company, including the ability to elect directors, increase the authorized capital of the Company, dissolve, merge, or sell the assets of the Company and generally direct the affairs of the Company.

FOREIGN MARKET RISKS.

         The Company is seeking to expand product sales in foreign markets (including acting as foreign sales agent in its newly-established film distribution business). There can be no assurance that the Company will be able to expand sales in foreign markets or that such markets will prove to be viable. To the extent that the Company is able to successfully expand its operations in foreign markets, the Company may become increasingly subject to risks inherent in foreign trade, including shipping delays, increased collection and currency risks, trade restrictions, export duties and tariffs and international political, regulatory and economic developments, all of which could have an adverse effect on the Company's operating results. The Company has limited experience in managing international transactions and has not historically hedged against foreign currency fluctuation.

GOVERNMENT REGULATION.

         The Federal Communications Commission ("FCC") repealed its financial interest and syndication rules effective as of September 21, 1995. Those FCC rules, which were adopted in 1970 to limit television network control over television programming and thereby foster the development of diverse programming sources, had restricted the ability of the established, major U.S. television networks (i.e., ABC, CBS and NBC), to own and syndicate television programming. The impact of the repeal of the FCC's financial interest and syndication rules on the Company's operations cannot be predicted at the present time, although it is expected that there will be an increase in in-house productions of television programming for the networks' own use and potentially a decrease of programming from independent suppliers such as the Company. It is possible that this change will have a negative impact on the Company's business. Additionally, in international markets, the Company may be subject to local content and quota requirements which effectively prohibit or limit access to particular markets.

         In a decision released September 1, 1995, the FCC repealed the Prime Time Access Rule, effective August 30, 1996. The Prime Time Access Rule generally prohibits network-affiliated television stations in the top 50 television markets from broadcasting more than three hours of network program, or programs previously aired on a network during the four prime time viewing hours (i.e., 7:00 p.m. -- 11:00 p.m. Eastern and Pacific times, and 6:00 p.m. -- 10:00 p.m. Central and Mountain times). Due to the Prime Time Access Rule, network-affiliated television stations often acquire a certain amount of programming (typically including game shows) for exhibition during prime time from independent television producers and syndicators. While the Company's sale of syndicated programming during prime time is to both independent television stations and network-affiliated stations, it is possible that the repeal of the Prime Time Access Rule may constrict the market for the Company's television programming product and that the Company might be subject to increased competition.

         Under the Telecommunications Act of 1996 enacted in February 1996 (the "1996 Act"), manufacturers of television set equipment will be required to equip all new television receivers with a so-called "V-Chip" which would allow for parental blocking of violent, sexually-explicit or indecent programming based on a rating for any given program that would be broadcast along with the program. Unless the television industry establishes a voluntary ratings system by February 1998, the FCC is directed by the 1996 Act to develop a ratings system based upon the recommendations of an advisory committee selected by the FCC. A coalition of various segments of the entertainment industry has announced plans to devise a voluntary industry ratings code for rating video programming with respect to violent, sexual or indecent content. The industry coalition has announced its intent to have these new guidelines in place before February 1997.

         Other provisions of the 1996 Act revise the multiple broadcast ownership rules, allow local exchange telephone companies to offer multichannel video programming service, subject to certain regulatory requirements, and allow for cable companies to offer local exchange telephone service.

         The impact on the Company of the changes brought about by the 1996 Act and by accompanying changes in FCC rules cannot be predicted at the present time, although it is expected that there will be an increase in the demand for video programming product as a result of the likelihood that these regulatory changes will facilitate the advent of additional exhibition sources for such programming. However, it is possible that recent alliances of certain program producers and television station group owners, coupled with the recent FCC rule revisions allowing a single television station licensee to own television stations reaching up to 35% of the nation's television households, may place additional competitive pressures on program suppliers such as the Company, to the extent they are unaligned with the major networks or any television station group owners.

ABSENCE OF DIVIDENDS.

         No dividends have been paid on the Common Stock to date, and the Company does not anticipate paying dividends on the Common Stock in the foreseeable future.

AUTHORIZATION OF PREFERRED STOCK.

         The Company's Articles of Incorporation authorize the issuance of up to 2,000,000 shares of preferred stock with the designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights of the Selling Shareholders of the Common Stock. The Board of Directors has designated 214,113 shares as Series A Preferred Stock, which are held by Michael Viner and Deborah Raffin. In the event of additional issuances, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the Company. See "Description of Securities."

OUTSTANDING OPTIONS AND WARRANTS.

         As of June   , 1996, there will be outstanding options granted under
the Company's Stock Incentive Plan to purchase an aggregate of 94,999 shares of Common Stock, at exercise prices ranging from $6.00 to $9.75 per share, an additional 305,001 shares issuable upon exercise of options available for future grant under the Company's Stock Incentive Plan, other options and warrants to purchase an aggregate of 2,010,000 shares of Common Stock, at exercise prices ranging from $.01 to $12.00 per share and 214,113 shares of Series A Preferred

Stock which are convertible into an aggregate of 214,113 shares of Common Stock. To the extent that outstanding options or warrants are exercised or shares of Series A Preferred Stock are converted, the interests of the Company's shareholders immediately prior to such exercise or conversion will be diluted. Moreover, the terms upon which the Company will be able to obtain additional equity may be adversely affected since the Selling Shareholders of the outstanding options, warrants and Series A Preferred Stock can be expected to exercise or convert, as the case may be, them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided by such securities.

SHARES ELIGIBLE FOR FUTURE SALE.

         Substantially all of the 5,311,440 shares of Common Stock outstanding as of the date of this Prospectus and, subject to issuance, the 2,319,112 shares of Common Stock issuable upon exercise of outstanding options or warrants or issuable upon conversion of outstanding convertible securities will be freely tradeable in the public markets, in certain cases pursuant to a registration statement or available exemption from registration. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Description of Securities -- Shares Eligible for Future Sale."

BROAD DISCRETION IN APPLICATION OF PROCEEDS.

         The Company intends to use all of the net proceeds, if any, from the exercise of the Warrants for working capital and other general corporate purposes, including financing the acquisition of book and film properties and the repayment of certain indebtedness incurred in connection with the acquisition of Four Point. Accordingly, the Company will have broad discretion as to the application of such proceeds without shareholder approval. The Company has not determined the specific amount of funds and the timing of any payments that may be required in connection with any such acquisitions. See "Use of Proceeds."

                                 USE OF PROCEEDS

         The Company will use the proceeds received from the exercise of the Warrants, if any, for working capital and general corporate purposes. The Company will receive no proceeds from the sale of the Shares pursuant to this Prospectus.

         The Company expects to continue to use a significant amount of its working capital to finance its development, production and distribution activities both domestically and in international markets.

         The Company from time to time considers the acquisition of assets or businesses complimentary to its current operations and may use a portion of the net proceeds for such purposes. However, the Company does not have pending any agreements for the acquisition of any business nor has it allocated any portion of the net proceeds for any specific acquisitions.

                              SELLING SHAREHOLDERS

         The Selling Shareholders are (i) certain persons who from time to time hold Shares or Warrants exercisable therefor, (ii) Whale Securities Co., L.P. (or their permitted assignees) and (iii) Joseph Stevens and Company, L.P. (or their permitted assignees). It is unknown if, when, or in what amounts a Selling Shareholder may offer Shares for sale. None of the Selling Shareholders has held any position or office or held any other material relationship with the Company or any of its affiliates within the past three years, other than (a) Whale Securities Co., L.P. and Joseph Stevens & Company, L.P. who placed certain securities sold by the Company and have certain rights to nominate a director or attendee of meetings of the Board of Directors, (b) Mr. Sidney Sheldon, who served as a director of the Company from its founding in 1985 until 1995 and (c) Mr. Brian Levenberg, who served as the Acting Chief Financial Officer until February 1996 and controller until May 1996.

         There is no assurance that the Selling Shareholders will sell any or all of the Shares offered hereby, that any of the Warrants will be exercised or that any Shares issued upon exercise of the Warrants, if any, will be sold by any of the Selling Shareholders. To the extent required, the public offering price of the Shares to be sold, the names of any agent, dealer or underwriter employed by such Selling Shareholders in connection with such sale, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

         The Shares covered by this Prospectus may be sold from time to time so long as this Prospectus remains in effect; provided, however, that the Selling Shareholder is first required to contact the Company's Corporate Secretary to confirm that this Prospectus is in effect. Although the Company will use its best efforts to maintain this Prospectus in effect for up to three years, there can be no assurance that such will be the case. Since a Selling Shareholder may be liable if he sells Shares when this Prospectus is not in effect, the Company requires each Selling Shareholder to contact it to confirm that this Prospectus is then in effect prior to any sale of Shares. The Selling Shareholders expect to sell the Shares at prices then attainable, less ordinary brokers commissions and dealers' discounts as applicable.

         The Selling Shareholders and any broker or dealer to or through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act with respect to the Shares offered hereby, and any profits realized by the Selling Shareholders or such brokers or dealers may be deemed to be underwriting commissions. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Selling Shareholders are not expected to exceed normal selling expenses for sales over-the-counter or otherwise, as the case may be. The registration of the Shares under the Act shall not be deemed an admission by the Selling Shareholders or the Company that the Selling Shareholders are underwriters for purposes of the Act of any Shares offered under this Prospectus.

                            SELLING SHAREHOLDER LIST

                                            BENEFICIAL OWNERSHIP OF COMMON STOCK

Investor                                         Before       Offered(1)
                                               Offering(1)

<S
James D. Cavanaugh                               12,500         12,500
Alan G. Ghynoweth                                 6,250          6,250
William Dunn and Vita Wong                       50,000         50,000
Robert H. Greenblatt                             62,500         62,500
F. Roy MacKintosh                                 6,250          6,250
John McKinney                                    25,000         25,000
Pequot Endowment Fund, L.P. (2)                 125,000        125,000
Harish H. Shah                                   12,500         12,500
Michael L. Snow                                  12,500         12,500
Wayne Ranches Profit Sharing                     12,500         12,500
Boris and Marianne Yanovsky                      62,500         62,500
Brent Cali                                        6,250          6,250
Mary Ann Connelly                                12,500         12,500
Neil W. and Nita R. Freeman                      12,500         12,500
Roy Furman                                       25,000         25,000
Ben Schwartz                                     12,500         12,500
Eric H. Paulson                                  12,500         12,500
Sidney Sheldon, Trustee of the                  636,913(3)      25,000(3)
  Sidney and Alexandria Sheldon
  Revocable Trust, dated
    April 18,1994 (3)
Chilton International (BVI) Ltd.                 62,500         62,500
Chilton Investment Partners, L.P                 62,500         62,500
M.B. Walker Joint Trustee                        25,000         25,000
  Walker & Walker Limited Money
  Purchase Pension Plan dated 6/30/70

Westminster Capital, Inc.                       50,000        50,000
David P. Pfeil                                  50,000        50,000
Norton Herrick                                 375,000       375,000
Michael Cantor                                  12,500        12,500
Gary Benson                                     62,500        62,500
Ledger Domain Partners                          25,000        25,000
Richard M. Wexler                                6,250         6,250
Daniel T. McFadden                              12,500        12,500
Argossy Limited                                 25,000        25,000
James de P. Todd                                 6,250         6,250
Celine B. Shea                                  25,000        25,000
Everest Capital Fund LP                         75,000        75,000
Everest Capital International Ltd.             175,000       175,000
Victor Drai & Loryn Laughlin-Drai                6,250         6,250
Brian Levenberg                                  3,124         3,124
Victor & Elyse Reichenstein                      6,250         6,250
Roderick MacAlpine                              25,000        25,000
Beale H. Ong Pension Plan & Trust               12,500        12,500
Global Asset Allocation Consultants             12,500        12,500
Robert E. Pumphrey Jr. MD PSP                   12,500        12,500
Kinston Pathology PA P/S/P                      12,500        12,500
Combermere Corp. PSP                            25,000        25,000
River Investments & Holdings Inc.               12,500        12,500
James V. Lyons, MD SEP/IRA                      12,500        12,500
The Jaquar Investment Group                     12,500        12,500
Gerard Romain TTEE Profit
  Sharing Money Purchase Plan                    6,250         6,250
Jeanne Viner Bell                                6,250         6,250
John P. Sisson                                   6,250         6,250
Greg T. Buckholtz                               12,500        12,500
James M. Schultz                                12,500        12,500
Karen V. Fawcett and Victor M. Krame             6,250         6,250
Daniel Drimmer                                   6,250         6,250
Eugene Wood, MD Sep. IRA                         6,250         6,250
Dr. James Thomas Sr. IRA                        37,500        37,500
Ari Meyers                                       6,250         6,250
James Whiteside                                 12,500        12,500
Southern Medical Association PA                 12,500        12,500
Law Offices of Frederick C. Parsons
  III Profit Sharing Plan                       12,500        12,500
Barnabe Palomares MD IRA                        12,500        12,500
Elba Palomares IRA                              12,500        12,500
James C. Hughes, III, MD TTEE PS TR             12,500        12,500
Robert J. Gay MD SEP/IRA                         6,250         6,250
George Schimenti                                 9,376         9,376
Jonathan Axelrod                                12,500(2)     12,500(2)
Kenneth Berg                                     6,250(2)      6,250(2)

Irving Decter                                                6,250(2)       6,250(2)
Isaac R. Dweck                                               6,250(2)       6,250(2)
Jerry Finkelstein                                           12,500(2)      12,500(2)
Larry Gordon                                                12,500(2)      12,500(2)
Jeffrey S. Gutfreund                                         6,250(2)       6,250(2)
Gabriel Kaplan                                               6,250(2)       6,250(2)
Raj Kandia, M.D., a medical
  corporation, Target
  Benefit Plan Trust                                         6,250(2)       6,250(2)
Joel D. Preblod                                             12,500(2)      12,500(2)
Leonard M. Schiller                                          6,250(2)       6,250(2)
Suzanne Schiller                                             6,250(2)       6,250(2)
Stanley Schneider                                            6,250(2)       6,250(2)
Kenneth Smalheiser                                           6,250(2)       6,250(2)
Mark L. Saginor                                              6,250(2)       6,250(2)
Barbara Stone                                                6,250(2)       6,250(2)
Target Capital Corp.                                        12,500(2)      12,500(2)
John E. Tate                                                 6,250(2)       6,250(2)
Morris Wolfson                                               6,250(2)       6,250(2)
Whale Securities Co., L.P.                                 190,000(5)     190,000(5)
Joseph Stevens & Company, L.P.                              95,000(6)      95,000(6)

Total Offered:                                                          2,355,000

(1) Except as otherwise indicated by Note (2), Note (3), Note (5) or Note (6), 50% of the Common Stock included herein represents Common Stock issuable by the Company upon exercise of warrants to purchase shares of Common Stock, which warrants are exercisable after September 14, 1996. Such warrants were issued as part of the Company's private placement commenced in November 1995 and completed in January 1996. See "Description of Securities - Units; Redeemable Warrants."

(2) Represents Common Stock issuable by the Company upon exercise of warrants to purchase shares of Common Stock, which warrants are currently exercisable. Such warrants were issued as part of the Company's 1994 private placement. See "Description of Securities - Units; Redeemable Warrants."

(3) Includes 12,500 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock, which warrants are exercisable after September 14, 1996. Such warrants were issued as part of the Company's private placement commenced in December 1995 and completed in January 1996. See "Description of Securities - Units; Redeemable Warrants." After the completion of the offering hereby (assuming the sale by Mr. Sheldon of all of the shares of Common Stock registered for him as part of the registration statement of which this Prospectus is a part), Mr. Sheldon will beneficially own 611,913 shares of Common Stock or approximately 11.5% of the outstanding shares of Common Stock.

(4) Except for Sidney Sheldon (see Note (3)), all Selling Shareholders own less than 1% of the outstanding shares of Common Stock after completion of the offering, assuming the sale of all of the shares of Common Stock registered as part of the registration statement of which this Prospectus is a part.

(5) Represents warrants to purchase 7.6 units, each unit consisting of the right to acquire 12,500 shares of Common Stock and 12,500 warrants, each of which entitles the holder thereof to purchase one share of Common Stock, issued as part of the Company's private placement commencing in November 1995 and completed in January 1996. See "Description of Securities -- Units, Redeemable Warrants."

(6) Represents warrants to purchase shares of Common Stock issued as part of the Company's 1994 private placement. See "Description of Securities -- Units; Redeemable Warrants."

                              PLAN OF DISTRIBUTION

         This Prospectus covers up to 2,335,000 shares of the Company's Common Stock. All of the Shares offered hereby are being sold by the Selling Shareholders. The Company will receive no proceeds from the sale of the Shares by the Selling Shareholders. The Company will receive proceeds upon the exercise, if any, of any of the Warrants, except in certain cases if such Warrants are exercised pursuant to the "net" or cashless exercise Provisions thereof.


         The distribution of the Shares by the Selling Shareholders is not subject to any underwriting agreement. The Selling Shareholders may sell the Shares offered hereby from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale or otherwise, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of the customary commissions). The Selling Shareholders and any broker-dealers that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of the Shares commissioned by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholders will pay any transaction costs associated with effecting any sales that occur.

         If any Selling Shareholder sells his, her or its Shares, or options thereon, pursuant to this Prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Shareholder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the Shares, a post-effective amendment to the registration statement of which this Prospectus is a part would need to be filed and declared effective by the Commission before such Selling Shareholder could make such sale, pay such compensation or make such a distribution. The Company is under no obligation to file a post-effective amendment to the registration statement of which this Prospectus is a part under such circumstances.

         The Selling Shareholders are not restricted as to the price or prices at which they may sell their Shares. Sales of such Shares may have an adverse effect on the market price of the Common Stock. Moreover, the Selling Shareholders are not restricted as to the number of Shares that may be sold at any one time, and it is possible that a significant number of Shares could be sold at the same time which may also have an adverse effect on the market price of the Company's Common Stock.


                            DESCRIPTION OF SECURITIES


         The following description of the Company's securities is not complete and is qualified in all respects by the provisions of the Company's Articles of Incorporation and its Restated Bylaws, copies of which have been attached as exhibits to the documents incorporated herein by reference and to which reference is made for a detailed description of the provisions thereof summarized below.

GENERAL

                  The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $.01 par value per share and 2,000,000 shares of preferred stock, $.01 par value per share, of which 214,113 shares have been designated as Series A Preferred Stock. As of June 3, 1996, there were outstanding 5,311,440 shares of Common Stock and 214,113 shares of Series A Preferred Stock.

COMMON STOCK

                  Each share of Common Stock entitles the holder thereof to vote on all matters submitted to the shareholders; in electing directors, however, each shareholder is entitled to cumulate votes for any candidate if, prior to the voting, such candidate's name has been placed in nomination and any shareholder has given notice of an intention to cumulate votes. The Common Stock is not subject to redemption or to liability for further calls. Selling Shareholders of Common Stock will be entitled to receive such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor and to share pro rata in any distribution to shareholders. The shareholders have no conversion, preemptive or other subscription rights. Shares of authorized and unissued Common Stock are issuable by the Company Board without any further shareholder approval.

PREFERRED STOCK

                  Pursuant to the Company's Articles of Incorporation, the Company is authorized to issue "blank check" preferred stock, which may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of additional preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of Common Stock and Preferred Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Company's Common Stock at a premium or otherwise adversely affect the market price of the Common Stock.

Series A Preferred Stock.

                  The Series A Preferred Stock has a stated value of $4.00 per share (the "Stated Value"). The holders of Series A Preferred Stock cannot vote on any matters submitted to the shareholders of the Company, except as required by applicable law.

                  The Series A Preferred Stock has a dividend preference at an annual rate per share equal to eight percent of the outstanding shares (based on $4.00 per share). Such dividends are payable annually. Such dividends are cumulative and, to the extent in arrears, will bear interest at the annual rate of eight percent, compounded quarterly. So long as accumulated dividends with respect to the Series A Preferred Stock remain unpaid, the Company may not pay any dividends or make any distribution on its capital stock (other than dividends payable solely in equity securities of the Company), and the Company may not purchase or otherwise acquire or redeem any securities junior in preference to the Series A Preferred Stock.

                  The Series A Preferred Stock bears a preference upon dissolution or liquidation of the Company in an amount equal to the Stated Value plus all accumulations of unpaid dividends and interest accruing thereon (in the aggregate, the "Liquidation Preference"). The Series A Preferred Stock is redeemable at the option of the Company, at any time after December 31, 1999, at a redemption price equal to 110% of the Liquidation Preference and all accumulated unpaid dividends and interest accruing thereon.

                  The Series A Preferred Stock is convertible at the option of the holder, at any time, at an initial conversion ratio (the "Conversion Ratio") of one share of Common Stock per share of Series A Preferred Stock. The Conversion Ratio is subject to adjustment in the event of the issuance by the Company of certain securities, or rights to acquire securities, which, in general, have a dilutive effect upon the outstanding capital stock of the Company. In addition, the Conversion Ratio is subject to adjustment in the event of a subdivision or combination of the outstanding shares of Common Stock or in the event of the reclassification of the capital stock of the Company or a reorganization of the Company.

                  So long as shares of Series A Preferred Stock are outstanding, the Company may not, without the approval of a majority of the then outstanding shares of Series A Preferred Stock voting as a class, (i) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely such shares, (ii) amend its Articles of Incorporation so as to affect adversely the shares of Series A Preferred Stock (except that the Company may authorize or increase the number of authorized shares of Common Stock), or (iii) increase the authorized number of shares of Series A Preferred Stock, issue any class or series of equity securities senior to the Series A Preferred Stock in the event of liquidation or dissolution of the Company or reissue any shares of Series A Preferred Stock that may be acquired by the Company by reason of redemption, purchase, or otherwise (and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue).

UNITS; REDEEMABLE WARRANTS

         On September 2, 1994 the Company consummated the sale of 300,000 Units (the "1994 Units") at a price of $4.00 per Unit in a private placement (the "1994 Private Placement"). Each Unit consists of one share of Common Stock and one Redeemable Warrant (the "1994 Redeemable Warrants"). The shares of Common Stock comprising the 1994 Units and the shares of Common Stock issuable upon exercise of the 1994 Redeemable Warrants were registered for resale under the Registration Statement relating to the Company's initial public offering. The following description of the 1994 Redeemable Warrants summarizes the detailed provisions of the 1994 Redeemable Warrants and the related Placement Agency Agreement. Such statements do not purport to be complete and are qualified in their entirety by reference to the 1994 Redeemable Warrants and the related Placement Agency Agreement which are filed as exhibits to the Registration Statement.

         Each two 1994 Redeemable Warrants entitle the holder thereof to purchase one share of Common Stock at a price of $8.00 per share (subject to adjustment under certain circumstances) for a period of four years commencing on the 1994 Private Placement closing date. The 1994 Redeemable Warrants are redeemable by the Company at a price of five cents ($.05) per share underlying the 1994 Redeemable Warrants at any time after six months from the closing date, provided the Common Stock has traded on a nationally recognized stock exchange or on NASDAQ at a per share closing price of $11.00 per share of more (subject to adjustment under certain circumstances) for twenty (20) consecutive trading days, and provided further that the 1994 Redeemable Warrants may only be redeemed by the Company at such time as a majority of the holders thereof have (or are granted) the right to demand registration of the Common Stock underlying the 1994 Redeemable Warrants under the Securities Act or to sell such Common Stock pursuant to Rule 144 promulgated under the Securities Act. The 1994 Redeemable Warrants do not confer upon the holder any voting or any other rights of a shareholder of the

Company. Pursuant to the related Placement Agency Agreement, the Company has agreed and, pursuant to the several subscription agreements between the purchasers and the Company, each of the purchasers of the 1994 Units has agreed, that the shares underlying the 1994 Redeemable Warrants may be sold only through the underwriter, Joseph Stevens & Co.

         The exercise price of the 1994 Redeemable Warrants and the number and kind of shares of Common Stock or other securities and property to be obtained upon exercise of the 1994 Redeemable Warrants are subject to adjustment in certain circumstances including a stock split, or stock dividend on, or a subdivision, combination or recapitalization of, the Common Stock. Additionally, an adjustment would be made upon the sale of all or substantially all of the assets of the Company so as to enable holders of 1994 Redeemable Warrants to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon exercise of such 1994 Redeemable Warrant. No adjustment for previously paid cash dividends, if any, will be made upon exercise of the 1994 Redeemable Warrants.

         In the event that the Company should merge with another company, become a party to a consolidation or transfer all or substantially all of its assets to another company, each 1994 Redeemable Warrant then outstanding would, without the consent of any holder, become exercisable exclusively for the kind and amount of securities, cash and other property receivable upon the merger, consolidation or transfer by a holder of the number of shares of Common Stock into which such Unit might have been converted immediately prior to such merger, consolidation or transfer.

         From November 1995 through January 1996, the Company sold 76
Units (the "Private Placement") each unit consisting of (i) 12,500 shares of Common Stock and (ii) 12,500 Common Stock Purchase Warrants (the "Warrants"). Each Warrant is exercisable to purchase one share of Common Stock at an exercise price of $12.00 per share, commencing nine months following the closing of the Private Placement (or earlier upon the mutual consent of the Company and the Placement Agent) and expires at the close of business on the last day of the sixtieth month following the closing of the Private Placement. The exercise price and number of shares of Common Stock or other securities issuable on exercise of the Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, or certain mergers or consolidations of the Company. However, the Warrants are not subject to adjustment for issuances of Common Stock at prices below the exercise price of the Warrants. Reference is made to the terms of the Warrant for a complete description of the terms and conditions therein (the description contained herein being qualified in its entirety by reference thereto).

         The Warrants are redeemable by the Company, upon the Placement Agent's consent, at any time commencing nine months after the closing of the Private Placement upon notice of not less than 30 days, at a price of $.10 per Warrant; provided, that the closing bid quotation of the Common Stock on all 20 trading days ending on the third day prior to the day on which the Company gives notice has been at least 150% of the then effective exercise price of the Warrants. The holders of the Warrants shall have the right to exercise their Warrants until the close of business on the date fixed for redemption.

         No fractional shares will be issued upon exercise of the 1995/1996 Warrants. In lieu thereof, the shares of Common Stock will be rounded down to the nearest whole share.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent for the Common Stock is U.S. Stock Transfer Corporation, Glendale, California.

SHARES ELIGIBLE FOR FUTURE SALE

         Substantially all of the 5,311,440 shares of Common Stock outstanding, and subject to issuance, the 2,319,112 shares of Common Stock issuable upon exercise of outstanding options or warrants or issuable upon conversion of outstanding convertible securities will be freely tradeable in the public markets, in certain cases pursuant to a registration statement or available exemption from registration.

No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.


                                     EXPERTS

         The consolidated financial statements of Dove Audio, Inc. as of and for the year ended December 31, 1995 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         On July 24, 1995, Ernst & Young LLP, successor to Kenneth, Leventhal & Company, resigned as the Company's independent accountants. Kenneth, Leventhal & Company audited the Company's 1992, 1993 and 1994 financial statements and effective June 1, 1995 was merged into Ernst & Young LLP. In connection with the Company's fiscal year ended December 31, 1994, there were no disagreements with Kenneth Leventhal & Company on any manner of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to their satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with the Company's Report on Form 8-K filed July 26, 1995.

         The audit reports of Kenneth Leventhal & Company on the consolidated financial statements of the Company for the fiscal year ended December 31, 1994 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

         The Company engaged KPMG Peat Marwick LLP as its principal accountants as of September 18, 1995.

================================================================================

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER TO SELL OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                TABLE OF CONTENTS

                                                                   PAGE
Available Information..........................................      4
Incorporation by Reference.....................................      4
The Company....................................................      5
Risk Factors...................................................      6
Use of Proceeds................................................     12
Selling Shareholders...........................................     12
Plan of Distribution...........................................     15
Description of Securities......................................     16
Experts........................................................     19

================================================================================






                                DOVE AUDIO, INC.






                                2,335,000 SHARES
                                  COMMON STOCK


                                   ----------

                                   PROSPECTUS

                                   ----------

















                              _______________, 1996



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSE OF ISSUANCE AND DISTRIBUTION

        The following table sets forth costs and expenses payable in connection with the sale and distribution of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

SEC registration fee.............................................   $ 8,907
Legal fees and expenses..........................................   $20,000
Accounting fees and expenses.....................................   $10,000
Blue Sky fees and expenses.......................................   $ 5,000
Transfer agent and registrar fees ...............................   $ 5,000
Miscellaneous....................................................   $ 3,593

Total............................................................   $52,500
                                                                    -------

        None of the expenses of issuance and distribution of the Shares is to be borne by the Selling Shareholders.

ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Bylaws, as amended, state that the Company shall provide indemnification of agents (as defined in Section 317 of the California General Corporation Law) to the extent permitted by Section 317 of the California General Corporation Law. The general effect of Section 317 of the California General Corporation Law and the Company's Bylaws, as amended, is to provide for indemnification of a corporation's agents except in situations in which an agent has been adjudged to be liable to the corporation or if the matter is disposed of without court approval.

         The rights to indemnification provided by Section 317 of the California General Corporation Law and by the Bylaws are not exclusive of any other right which any person may have or acquire under a statute, bylaw, agreement, vote of shareholders or of disinterested directors or otherwise.

         All sections of the California General Corporation Law referred to above are hereby incorporated by reference.

         Except to the extent set forth above, there is no article, provision, bylaw, contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against any liability which may be incurred in such capacity.


ITEM 16.          EXHIBITS

Exhibit No.                Description
- -----------                -----------
2.1           Agreement and Plan of Merger by and among the Company, Dove Four
              Point, Inc., Four Point Entertainment, Inc. and holders of capital stock of Four Point Entertainment, Inc., dated as of April 12,
              1996 (filed as Exhibit 2.1 to the Company's Quarterly Report on
              Form 10-QSB filed with the Commission on May 14, 1996 (the "March
              1996 Form 10-QSB")
4.1           Specimen common stock certificate of the Company (filed as Exhibit
              4.1 to Amendment No. 2 to the IPO Registration Statement
              ("Amendment No. 2") filed with the Commission on November 29,
              1994)
4.2           Specimen Series A Preferred Stock certificate of the Company
              (filed as Exhibit 4.2 to Amendment No. 2)
4.3           Form of Certificate of Determination of the Series A Preferred
              Stock of the Company (filed as Exhibit 4.3 to the IPO Registration
              Statement)
4.4           Form of Underwriter's Warrant Agreement (filed as Exhibit 4.4 to the IPO Registration Statement)
4.5           Form of Warrant Agreement (filed as Exhibit 4.5 to the IPO
              Registration Statement)
4.6           Form of Subscription Agreement (filed as Exhibit 4.6 to Amendment
              No. 1 to the IPO Registration Statement ("Amendment No. 1") filed with the Commission on November 2, 1994)

4.7           Placement Agency Agreement dated August 1, 1994 between the
              Company and Joseph Stevens & Company, L.P. (filed as Exhibit 4.7 to Amendment No. 1)
4.8           Placement Agent Warrant Agreement dated December 24, 1995 between
              Whale Securities Co., L.P. and Dove Audio (filed as Exhibit 4.8 to the Company's Annual Report on Form 10-KSB filed with the
              Commission on April 15, 1996 (the "Form 10-KSB"))
4.9           Placement Agent Warrant (filed as Exhibit 4.9 to Form 10-KSB)
4.10          Form of Registration Rights Agreement (filed as Exhibit 4.10 to
              Form 10-KSB)
4.11          Form of Common Stock Purchase Warrant (filed as Exhibit 4.11 to
              Form 10-KSB)
4.12          Form of Registration Rights Agreement (filed as Exhibit 4.1 to the
              March 1996 Form 10-QSB)
23.1          Consent of KPMG Peat Marwick LLP
23.2          Consent of Ernst & Young LLP
24            Power of Attorney contained on page II-4 hereto

ITEM 17.  UNDERTAKINGS

          (a)  The undersigned Registrant hereby undertakes to:

               (1) File, during any period in which it offer or sells securities, a post-effective amendment to this registration statement to:

                       (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                       (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                       (iii) Include any additional or changed material
                             information on the plan of distribution.

               (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

               (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (b)  The undersigned Registrant hereby undertakes that:

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of West Hollywood, State of California June 14, 1996.


                                        DOVE AUDIO, INC.



                                       By  /s/ Michael Viner
                                           -------------------------------------
                                           Michael Viner, President
                                              and Chief Executive Officer

                                POWER OF ATTORNEY

         The Registrant and each person whose signature appears below constitutes and appoints Michael Viner, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and all other documents in connection therewith, and (ii) any registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:


SIGNATURE                               TITLE                                     DATE
- ---------                               -----                                     ----

/s/ MICHAEL VINER
- ---------------------------------       President, Chief                          June 14, 1996
Michael Viner                           Executive Officer and
                                        Director

/s/ SIMON BAKER
- ---------------------------------       Chief Financial Officer                   June 14, 1996
Simon Baker                             (principal accounting officer)

/s/ GERALD LEIDER
- ---------------------------------       Chairman and Director                     June 14, 1996
Gerald Leider


- ---------------------------------       Executive Vice President,                 June   , 1996
Deborah Raffin                          Secretary and Director

/s/ CHARLES J. WEBER
- ---------------------------------       Chief Operating Officer and Director      June 14, 1996
Charles J. Weber

/s/ FREDDIE FIELDS
- ---------------------------------       Director                                  June 14, 1996
Freddie Fields

/s/ JAMES BELASCO
- ---------------------------------       Director                                  June 14, 1996
James Belasco

/s/ GARY MATUS
- ---------------------------------       Director                                  June 14, 1996
Gary Matus

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    EXHIBITS

                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933





                                DOVE AUDIO, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 EXHIBIT INDEX

Exhibit No.                Description                                                      Page
- -----------                -----------                                                      ----
2.1           Agreement and Plan of Merger by and among the Company, Dove Four
              Point, Inc., Four Point Entertainment, Inc. and holders of capital stock of Four Point Entertainment, Inc., dated as of April 12,
              1996 (filed as Exhibit 2.1 to the Company's Quarterly Report on
              Form 10-QSB filed with the Commission on May 14, 1996 (the "March
              1996 Form 10-QSB")..........................................................
4.1           Specimen common stock certificate of the Company (filed as Exhibit
              4.1 to Amendment No. 2 to the IPO Registration Statement
              ("Amendment No. 2") filed with the Commission on November 29,
              1994).......................................................................
4.2           Specimen Series A Preferred Stock certificate of the Company
              (filed as Exhibit 4.2 to Amendment No. 2)
4.3           Form of Certificate of Determination of the Series A Preferred
              Stock of the Company (filed as Exhibit 4.3 to the IPO Registration
              Statement)..................................................................
4.4           Form of Underwriter's Warrant Agreement (filed as Exhibit 4.4 to the IPO Registration Statement) ............................................
4.5           Form of Warrant Agreement (filed as Exhibit 4.5 to the IPO
              Registration Statement).....................................................
4.6           Form of Subscription Agreement (filed as Exhibit 4.6 to Amendment
              No. 1 to the IPO Registration Statement ("Amendment No. 1") filed with the Commission on November 2, 1994)....................................
4.7           Placement Agency Agreement dated August 1, 1994 between the
              Company and Joseph Stevens & Company, L.P. (filed as Exhibit 4.7 to Amendment No. 1).........................................................
4.8           Placement Agent Warrant Agreement dated December 24, 1995 between
              Whale Securities Co., L.P. and Dove Audio (filed as Exhibit 4.8 to the Company's Annual Report on Form 10-KSB filed with the
              Commission on April 15, 1996 (the "Form 10-KSB"))...........................
4.9           Placement Agent Warrant (filed as Exhibit 4.9 to Form 10-KSB)...............
4.10          Form of Registration Rights Agreement (filed as Exhibit 4.10 to
              Form 10-KSB)................................................................
4.11          Form of Common Stock Purchase Warrant (filed as Exhibit 4.11 to
              Form 10-KSB)................................................................
4.12          Form of Registration Rights Agreement (filed as Exhibit 4.1 to the
              March 1996 Form 10-QSB).....................................................
23.1          Consent of KPMG Peat Marwick LLP............................................
23.2          Consent of Ernst & Young LLP................................................
24            Power of Attorney contained on page II-4 of the Registration Statement......